Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No.2 to the Registration Statement on Form S-4 dated August 14, 2026 (“Registration Statement”) of our auditor’s report dated July 31, 2026, relating to the consolidated financial statements of Marine Thinking Inc. (the “Company”) consisting of the consolidated balance sheets as at April 30, 2026 and 2025 and the related consolidated statements of loss and comprehensive loss, changes in deficit and cash flows for each of the years in the twoyear period ended April 30, 2026, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

Chartered Professional Accountants

Licensed Public Accountants

August 14, 2026

Toronto, Canada

MNP LLP
1 Adelaide Street East, Suite 1900, Toronto ON, M5C 2V9	1.877.251.2922 T: 416.596.1711 F: 416.596.7894